CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-229662) on Form S-8 of Rhinebeck Bancorp, Inc. of our report dated March 26, 2020, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Rhinebeck Bancorp, Inc. for the year ended December 31, 2019.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 26, 2020